EXHIBIT 99.1

GTT to List on the NYSE MKT

McLean, VA., June 13, 2013—GTT, the premiere cloud network provider to clients in over 80 countries worldwide, announced today that it has received authorization from the New York Stock Exchange to list on the NYSE MKT. The Company, which currently trades as “GTLT” on the OTCQB, will begin trading under the new ticker symbol “GTT” on Monday, June 17, 2013.

 “We are very excited to transfer our listing to the NYSE MKT,” stated Richard D. Calder Jr., President and Chief Executive Officer of GTT. “This is a significant milestone for our company and all of our stakeholders. We look forward to further enhancing our trading liquidity, market visibility, and increasing shareholder value.”

"We welcome GTT to the NYSE community family of listed companies," said Scott Cutler, Executive Vice President, Global Listings at NYSE Euronext. "GTT will be joining other growth oriented companies that have chosen our advanced and innovative market model to offer a premier venue for the listing and trading of their stock.  We look forward to our partnership with GTT and its shareholders.”

About GTT
GTT is the premiere cloud network provider to the world. Powered by our global Ethernet and IP backbone, GTT operates the most interconnected network on the globe. With 15 years of proven experience, GTT delivers simplicity, speed and agility, with an absolute client focus. For more information visit GTT at www.gt-t.net.

About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company's exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext's equities markets - the New York Stock Exchange, NYSE Euronext, NYSE MKT, NYSE Alternext and NYSE Arca - represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world's second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index. For more information, please visit: http://www.nyx.com.

For GTT Investor Relations Inquiries, please contact:
Nazir Rostom
1.703.442.5586
nazir.rostom@gt-t.net